AGREEMENT
                                 between

                        THE PLASTICS DIVISION OF
                          HEDSTROM CORPORATION

                                   and

                         THE UNITED STEELWORKERS
                        OF AMERICA, AFL-CIO-CLC,
                        ON BEHALF OF ITS AFFILIATED
                            LOCAL UNION NO. 524L





                        Effective October 3, 1998





                                AGREEMENT

 This Agreement is made and entered into by an between the PLASTICS DIVISION OF HEDSTROM CORPORATION, hereinafter called the Company and the United Steelworkers of America, AFL-CIO-CLC, On Behalf Of Its Affiliated Local Union No. 524L, hereinafter called the Union.


                                                            October 3, 1998
                                                           Page        Article
     Absence
     Address                                                               12
     Agreement
     Arbitration                                                            5
     Attendance
     Base Rate                                                              8
     Bidding                                                                9
     Data Collection Terminal (time recording)                             13
     Departments                                                            9
     Discharge                                                              4
     Disciplinary Action                                                    4
     Discipline Side Letter Agreement
     Employee-Decided & Employee Paid Additional
     Insurance Options Side Letter
     Experimental Work                                                      6
     Federal Mediation                                                      5
     Funeral Pay
     Grievances                                                             3
     Grievance Procedure                                                    4
     Group Leader Side Letter
     Holidays                                                               7
     Hours of Work                                                          6
     Incentive Rates                                                        4
     Incentive Side Letter Agreement
     Injuries                                                               8
     Injury Reporting
     Insurance                                                             10
     Irrevocability                                                         2
     Job Disqualification Reconsideration Side Letter
     Job Posting                                                            9
     Jury Duty Pay                                                          7
     Layoffs                                                                9
     Leaves of Absence
     Management Clause                                                      3
     Military Pay                                                           7
     MSDS
     Night Bonus                                                            8
     Non-Discrimination                                                    16
     Overtime                                                               6
     Overtime Relief Program Side Letter
     Pay Day                                                               12
     Past Avg. Hourly Earnings                                              8
     Penalties
     Pensions 401K                                                         14
     Phone Numbers                                                         12
     Piece Work Standards                                                   8
     Probation                                                              9
     Rates of Pay (new hire)                                                8
     Recalls                                                                9
     Reporting Pay                                                          8
     Rest Periods                                                          13
     Safety                                                                11
     Safety Rules
     Schedule A
     Seniority                                                              9
     Seniority Lists                                                        9
     Seniority Termination                                                  9
     Shift Preference                                                       9
     Shop Rules
     Shutdown                                                               7
     Smoking Areas                                                          8
     Sole and Complete Agreement
     Superseniority                                                         9
     Suspension                                                             4
     Temporary Transfers                                                    8
     Temporary Warehouse Shipping Crew Side Letter
     Term of Agreement                                                     15
     Termination                                                            9
     Union Dues                                                             2
     Union Representative                                                   4
     Union Safety Committee                                                11
     Vacations                                                              7
     Wages                                                                  8
     Wage Progression                                                       8
     Weekend (Fourth & Fifth) Shift Side Letter



                                ARTICLE 1
                               Recognition


   1.01 - The Company recognizes the Union as the exclusive bargaining agency for all production, maintenance, including shipping and receiving,

truck drivers, and laboratory employees of the Company at its Ashland,

Ohio facilities, exclusive of executive, administrative, office, clerical employees, guards and all supervisory employees with the authority to hire, discharge, discipline or effectively recommend changes in the status of employees as to factory wage rates, hours, and working conditions.


                                ARTICLE 2
                                Security


     2.01 - All employees who are members of the Union as of the signing of this Agreement shall remain members of the Union as a condition of continued employment with the Company.

     2.02 - All present employees who are not now members of the Union shall make application for membership not later than thirty-one (31) days after the signing of this agreement and, if accepted, must remain members of the Union as a condition of continued employment with the Company.

    2.03 - All employees hired or transferred into the bargaining unit subsequent to the signing of this Agreement shall, upon completing his or her probationary period, make application for membership and, if accepted, must remain members of the Union as a condition of continued

employment with the Company.

    2.04 - The provisions of the Paragraph 2.01, 2.02 and 2.03 of this

Section shall not apply to any employees covered by this Agreement to whom membership in the Union is denied or whose membership therein has been terminated for reasons other than the failure of such employee to tender his initiation fee or periodic dues.

    2.05 - Any employee who fails to meet the requirements of this

Section shall not be retained in the employ of the Company provided that the Union shall have notified the Company and the employee in writing of such default and said employee shall have failed to remedy the same within ten (10) days after receipt of such notice.

    2.06 - The Company, upon written authorization of the employee on a form approved and furnished by the Union, shall deduct from the pay received each week by such employee the Union dues for the current week and promptly remit same to the appropriate officer of the Union.


                                ARTICLE 3
                            Management Clause



    3.01 - The Management of the plant and the general operation thereof and the direction of the Company's working force, and the affairs of the

Company with reference to the operation of its business, including the right to hire, to make reasonable shop rules consistent with the terms of this Agreement, which rules shall be conspicuously posted, to suspend or discharge, to transfer from one department to another within the unit and to demote for cause, and the right to relieve employees within the bargaining unit from duty for lack of work or other legitimate reasons,

are vested exclusively with the Company so long as none of the provisions of this Agreement are violated, and subject to the right of the employees to present grievances.


                                ARTICLE 4
                                Grievances


    4.01 - A grievance is a complaint, dispute or controversy permitted by this Agreement in which it is claimed that the Company or the Union or an employee or group of employees has failed to comply with an obligation assumed by it under the terms of this Agreement, and which involves (1)

a dispute as to the facts involved, (2) a question concerning the interpretation or application of any provision or provisions of this

Agreement or (3) both.

    4.02 - Changes in general business practice, the manner of operating units of the business, the control and direction of working forces, the selection of personnel (subject, however, to the specific provisions as to seniority) and other business and operating procedure, shall not give rise to grievance of employees or of the Union, except under circumstances which bring them within the scope of this Agreement.

    4.03 - Any employee will, upon request, be accompanied by a Union representative when called by the Company for disciplinary action.  The employee will be notified that he is being called for disciplinary action before going to the meeting.

    4.04 - The Union shall designate a Shop Committee, not to exceed three (3) members, whose authority shall be to take up grievances and other matters authorized by the Agreement.  Nothing in this Agreement shall be construed to prevent any individual employee or group of employees from presenting a grievance directly to the Company but the bargaining shall be done only through the accredited representatives of the Union.

    4.05 - The Union shall notify the Company in writing of the personnel of the Union Shop Committee and the Stewards, and in like manner the

Company shall be advised from time to time as changes in membership of such Committee shall be affected.  The Company shall notify the Union of any changes in the supervisory personnel of the Company.

    4.06 - Time lost from the regular shift at processing grievances shall be paid for at the rate of the employee's average for that date; if no average for that day is established, then the average of that employee for his or her last preceding work day shall be paid.  The starting time for grievance meetings shall be 2:30 p.m., unless otherwise mutually agreed by the Company and the Union.

    4.07 - The parties to this Agreement recognize that grievances should be settled promptly and as close to the source as possible.  Further,

both parties will endeavor to present all facts relating to the grievance at the first step in the grievance procedure.  All disputes, complaints and grievances permitted in this contract shall be presented according to the following procedures, except for time limits as provided in Paragraph

8.12.

                           Grievance Procedure


    4.08 - STEP ONE - The Complaint shall be taken up in the first instance between the employee and/or his Union Representative and the employee's Department Foreman.

    4.09 - STEP TWO - If the grievance cannot be settled with the

Department Foreman, the grievance shall be reduced to writing in duplicate within five (5) working days and signed by the aggrieved employee and/or a member of the Union Shop Committee and presented to the

Department Foreman, who shall give his written answer to the grievance to a member of the Union Shop Committee or other designated Union Officer within three (3) scheduled working days.  If the grievance involves an incentive standard where the standard must be restudied by the Industrial

Engineering Department, the Company answer, which will include the actual time study, must be given to the Union in ten (10) scheduled working days instead of three (3) scheduled working days, unless otherwise mutually agreed.

    4.10 - STEP THREE - If the written answer to the grievance is unsatisfactory to the Union, it may be appealed within five (5) working days from the date the answer is received to Step Three, by presenting the appeal in writing to the Industrial Relations Manager or other person or persons designated by the Company.  Within five (5) working days after the Company receives the appeal, the Union Shop Committee and the

Industrial Relations Manager or his designated representative, shall meet and attempt to settle the grievance.  The Company Representative shall give the Company's final answer in writing to the Union President within three (3) scheduled working days after the meeting.

    4.11 - (STEP THREE-Incentive) - Where the grievance involves incentive rates, a reasonable time shall be allowed for further study by a Union Time Study Engineer, and a meeting between the Company

Representative and the Union Shop Committee shall be held thereafter, and the Company shall give its final written answer within three (3)

scheduled working days after such meeting.

    4.12 - If a satisfactory settlement cannot be reached after such meeting as provided for in Step Three (3), the grievance may be appealed to arbitration as provided in Article Five (5) of this Agreement,

provided written demand for arbitration is presented by the Union to the

Company within thirty (30) calendar days after the final meeting between the Company and the Union.

    4.13 - Grievances relating to the discharge or suspension of an employee must be initiated within two (2) working days from the time the

Union receives notice of such discharge or suspension under Article 4.19,

and grievances relating to layoff of an employee must be initiated within five (5) working days from the time of such layoff, or such actions of the

Company shall be final, so long as the Company sends notices of individual layoffs to the Union by the end of the day following the layoff and weekly summary of all layoffs during the week in question by the beginning of the next week.  If the Company fails to supply such notice, the five (5) day layoff filing period will begin only after sending the notice.

    4.14 - The time limits in each of the steps of the grievance procedure and arbitration shall be strictly observed unless mutually extended in writing by the Company and the Union.  If any grievance is not appealed to the next step or to arbitration within the time limits set forth in this Article IV as to each step, the grievance shall be considered dropped on a non-precedence-setting basis.

    4.15 - If the Company fails to give a written answer at any step where required within the applicable time limit, unless there is a mutually agreed waiver or extension of time limit, the grievance shall be automatically considered appealed to the next step or to arbitration, as the case may be.

    4.16 - Except where the contract provides specifically otherwise,

whenever it be determined that an employee is entitled to be reimbursed for lost wages, such reimbursement shall be on the basis of the employee's past average hourly earnings.

    4.17 - Any employee who loses time or wages through an unjust suspension, unjust discharge, or through mis-application of seniority shall be compensated by the Company for such lost wages, at past average hourly earnings, for such amount of lost time as shall be determined by the grievance procedure.

    4.18 - The general wage scale, which is Schedule A of this contract, shall not be subject to arbitration.

    4.19 - The Company will notify the Union President or his designated representative in writing of the suspension or discharge of an employee within the bargaining unit within one (1) scheduled working day of the normal week.

    4.20 - There shall be no retroactivity beyond the date of the violation.

                              ARTICLE 5

                  Arbitration - Arbitration Procedures

    5.01 - All disputes, differences and grievances arising under this

Agreement between the parties hereto that shall not have been satisfactorily settled after the grievance procedure has been followed as set forth in Article IV may be submitted to Arbitration.

    5.02 - Within three (3) normal working days from the date the written demand provided in Paragraph 4.12 is served upon the Company by the

Union, the Company's designated representative shall meet with the Union

Shop Committee and send a joint letter to the Federal Mediation and

Conciliation Service requesting submission of a list of eleven (11)

persons recommended as arbitrators, all of whom shall be members of the

National Academy of Arbitrators to ensure the highest quality of arbitrators, from which list the arbitrator shall be chosen. Upon receipt of such list, the Company's designated representative and the Union Shop

Committee shall meet within two (2) normal working days at the request of either party, and select the arbitrator according to the procedure hereinafter provided.

    5.03 - The Company and the Union Shop Committee, taking alternate turns after the one to first strike has been determined by lot, each shall strike out of said list a total of five (5) names and the one (1)

remaining shall be the arbitrator. The Company and Union shall thereupon jointly prepare a communication requesting such selected arbitrator to act and to submit dates available for the hearing.

    5.04 - Upon receipt of such available dates from the arbitrator, the

Company and the Union shall meet within two (2) normal working days and select the date for such hearing and will promptly notify the arbitrator as to the date selected. On the hearing date so selected the parties shall, at the time and place set by the arbitrator, appear and present evidence in support of their respective positions.

    5.05 - Evidence admissible before such arbitrator shall be the evidence normally admitted in arbitration proceedings and shall be under oath.  Hearings shall be held within the Ashland, Ohio, area.

    5.06 - The Arbitrator shall, within thirty (30) days from the final date of the hearing, submit in writing to both parties a decision on the grievance arbitrated, (unless additional time is requested by the arbitrator) and mutually agreed to by the Company and the Union.  This written decision shall be final and binding upon both parties and shall be complied with as soon as possible.  If such decision directs a retroactive wage payment, the Company will notify the Union of the date such payment will be made.

    5.07 - The compensation and reasonable expense of the arbitrator selected from the list of the Federal Mediation and Conciliation Service shall be paid by the Company and the Union in equal shares.

    5.08 - Nothing in this contract shall be construed as obligating the parties, or either of them, to arbitrate the terms of any contract or agreement to be entered into upon a termination or expiration of this contract.

                                ARTICLE 6
                                  Hours


    6.01 - Seven and one-half (7-1/2) or eight (8) consecutive hours,

with the exception of lunch time, as the case may be, in any twenty-four

(24) hour period shall constitute a normal work day.  The twenty-four

(24) hour period shall start when the employee reports for work at the beginning of his/her shift.  Five (5) consecutive normal work days of thirty-seven and one-half (37-1/2) or forty (40) hours, as the case may be, in any one (1) week, beginning with the start of the first shift on

Monday (currently 7 A.M. to 3 P.M.) or the third shift on Sunday night

(currently 11 P.M. Sunday to 7 A.M. Monday), as the Company elects, shall constitute a normal work week.  The Company will not change the starting day the normal work week except to maintain efficiency and will give the

Union a notice of at least thirty (30) calendar days prior to any such change.

    6.02 - Time and one-half shall not be paid for work performed in excess of eight (8) hours in twenty-four (24) hour period where such work is caused by a shift change at the employee's request.

    6.03 - Time and one-half (1-1/2) shall be paid for all work performed over eight (8) hours in any one (1) day, or over forty (40) hours in any one (1) week, and for all work performed on Saturday except for work performed by employees regularly scheduled for weekend shift work and except as otherwise noted.  To be eligible for time and one-half (1 /)

pay on Saturday, the employee must have performed all scheduled work within his/her normal work week, except for absence on authorized Union business, or absence on account of sickness (a physician's certificate may be required), death in the immediate family (as defined in Section

8.22), or jury duty.

    6.04 - Double time shall be paid for all work performed on Sunday,

provided the employee has performed all scheduled work within his/her normal work week, except for absence on authorized Union business,

absence on account of sickness (a physician's certificate may be required), death in the immediate family, or jury duty.

    6.05 - There shall be no duplicating or pyramiding of overtime pay,

and where it is proven there is duplicating or pyramiding, no claim for either will be paid by the Company to any employee.

    6.06 - When an employee is requested and works more than the hours of his regular shift without twenty-four (24) hours' notice, he shall be allowed one - half (1/2) hour lunch time with pay, where work beyond the hours of his regular shift is in excess of three (3) hours, except in the case of emergency, unavoidable breakdown or conditions beyond the control of the Company.  This half hour lunch period does not necessarily have to be spent on Company property.  A lunch period will be provided within a reasonable amount of time when working overtime without notice.

     6.07 - (A) - When there is overtime or premium work on a job, the

Company will, whenever possible, endeavor to equalize overtime and premium work on an instance by instance basis among qualified employees in their respective classifications in the department performing the same or similar work.  Sunday start-up, before the regular shift, and weekend boiler checks will not count as instances.  If employees within the classification refuse the overtime or premium work, said overtime or premium work must be offered to qualified employees of that department before it becomes available to another department.

    Overtime or premium work offered and refused within the respective classifications will be considered worked for the purpose of charging and equalizing overtime or premium work.  An employee who is absent from work because of illness, injury, leave of absence, vacation, suspension or for any other reason, except absence upon instruction of Supervisor because no work is available, will be charged each day in such manner that his status relative to other employees in his classification will be the same as it would have been if he had not been absent.  Employees from other departments will be expected to meet performance standards of the department in which they are working overtime or premium work.

    Inadvertent inequitable distribution or equalization of overtime or premium work among qualified employees in their respective job classifications in a department will be cured only by offering future overtime assignments to the affected individual(s).

    (B) - When the Company schedules a full department or shift for overtime work or no other employee with experience is available for a necessary job, employees in the department or shift shall perform the work,

but when less than a full department or shift is scheduled for overtime work, such work shall be offered to the employees affected in each job classification on the basis of seniority. If the jobs cannot be filled on a voluntary basis, the jobs shall be filled by those employees who have the least seniority in the job classification affected.  Except for employees regularly scheduled for weekend shift work, when any holiday referred to in

7.10 is observed on Friday or Monday, or on Easter weekend, work on that weekend shall be optional except in cases of emergency.  But even employees regularly scheduled for weekend work will have the option of working if

Christmas Eve, Christmas Day, New Year's Eve, New Year's Day, or Independence

Day falls on a Saturday or Sunday.  General notification of Saturday overtime will be posted on Department bulletin boards by the end of first shift on

Wednesday of the work week.  Specific assignments will be made by Thursday noon. In an emergency, a shorter notice may be given.

    6.08 - Work normally performed by employees in the bargaining unit will not be performed by those excluded therefrom to the extent that hours of employment will be appreciably decreased.  Foremen will continue to perform experimental work and instruct employees in their work, but under no circumstances will a foreman be permitted to displace a regular production or maintenance employee.

    6.09 - No time records shall be altered or substituted by the foreman without knowledge of the change being brought to the employee's attention, in writing, by the end of the next shift that the employee works.  Employees are required to swipe the data entry terminal daily when entering and leaving work.

    6.10 - The term "emergency" as used in this contract shall mean any unexpected or unforeseen condition, happening or occurrence requiring immediate action to prevent loss, protect property, or to preserve the customer services reputation of the Company.

                              ARTICLE 7

                         Vacations, Holidays, and Leaves

   7.01 _ Effective 1-1-99, eligible employees shall receive vacations within each calendar year according to the following schedule:



Year(s) of Continuous Service                               Amount of

Vacation

One but less than four                                      One  (1) Week

Four but less than twelve                                   Two (2) Weeks

Twelve but less than fifteen                                Three (3)

Weeks

Fifteen or more                                             Four (4)

Weeks

     7.02 - An employee who attains his or her first, fourth, twelfth, or fifteenth anniversary in a calendar year shall become eligible for an additional week of vacation as set forth in Paragraph 7.01 upon such anniversary date.

     7.03 - Each week of vacation pay to which an employee is entitled shall be equivalent to two percent (2%) of the employee's gross annual earnings with the Company for the preceding calendar year, as reflected by his or her individual Internal Revenue Service W-2 Form.

     7.04 - (A) - Vacations will be scheduled so far as practical in accordance with the employee's desires and by seniority within the employee's job classification, except that the Company reserves the final right to schedule and reschedule vacations to ensure efficient and orderly operations, including the right to schedule vacations during a temporary plant shutdown for vacation purposes during the week in which

July 4 is observed for employees except maintenance, laboratory,

experimental, or other employees required to work during such shutdown.

If the Company intends to change the times of current vacation shutdowns,

it will give the Union and employees at least thirty (30) days' notice of a change in the summer vacation shutdown (currently the week in which

July 4 is observed) and/or at least thirty (30) days' notice of a change in the Christmas week vacation shutdown (currently the week in which the

Christmas holiday is observed), except for conditions beyond the

Company's control such as unforeseen customer-demanded orders.

     (B) _ Full week vacations in a calendar year will be selected on or before February 15 of such year, in writing, with seniority in job classification to control in case of conflict, except that when an employee bids or elects to return to a job outside of his or her job classification, the employee will be required to schedule his or her vacation so that it does not conflict with already scheduled vacations in that department, and, further, an employee who is displaced from his or her regular job and bumps elsewhere in the plant shall reschedule vacation,

if necessary, consistent with his or her seniority. The Company will notify employees of approved vacations on or before March 15.

     Vacations selected after February 15 will be on a "first-come, first served"basis, regardless of whether such vacation requests are for a full week or less than a full week..

     7.05 - Except in an employee emergency agreed upon as such by the

Company, each week of vacation pay will be paid to each employee no earlier than the Friday prior to commencement of his/her scheduled vacation (including vacation shutdown) period or after the employee and

Company agree to waive all or part of the employee's vacation, provided the Company receives notice of at least ten (10) working days.  Any vacation pay unpaid by mid-December will be paid prior to Christmas Day.

     7.06 - An employee whose service with the Company is terminated after he/she has qualified for his/her vacation, shall be paid for untaken vacation due him/her.  In case of death, such payment will be made to the employee's dependent or to his/her estate.

     7.07 - Vacations may not be accumulated from year to year, and vacations may be taken only in one (1) week increments, except that an employee eligible for more than one (1) week of vacation may take such excess vacation in less than full week increments.  But this is on the condition that the employee makes a request for such vacation at least ten (10) days in advance of the time requested and the time off will not adversely affect operations.  Any such approved vacation will be paid within the week in which the vacation is taken.

     7.08 - (A) - When a holiday falls in an employee's vacation during a plant shutdown for vacations, the vacation will be extended by one (1)

additional day at the beginning or end of the shutdown, as determined by the Company.

         (B) - When a holiday falls during an employee's vacation other than during a plant shutdown, the vacation will either be extended by one

(1) additional day for each holiday or holiday pay paid to the employee without additional time off, as the employee elects.

     7.09 - To qualify for vacation and vacation pay in a calendar year,

an employee must be actively employed at some point during such calendar year.

     7.10 - Employees who qualify under the Conditions outlined below will be entitled to eight (8) hours pay for:



          Thanksgiving Day
          Day After Thanksgiving
          Christmas Eve Day
          Christmas Day
          New Year's Eve Day
          New Year's Day
          Good Friday
          Memorial Day
          Independence Day
          Labor Day


     Holiday pay will be at straight  time pay, which is the hourly  rate for hourly rated  employees and,  for incentive  employees, the  employee will be paid  an average  of his/her last  two (2)  weeks' straight  time earnings prior to the holiday week.  When any of the above holidays falls on Sunday, the Monday following shall be observed as the holiday. When any of the above holidays falls on Saturday, the Friday immediately preceding such holiday shall be observed as the holiday.  In the event  the first of two (2) consecutive  holidays falls on Sunday, the Friday immediately preceding such holiday shall  be observed as the holiday.

     If work is performed on the above-designated holidays, the employee will receive in addition  to holiday pay, double  time pay for the  hours worked.

     To qualify for holiday pay, all of the following conditions must be met:

        1.  The employee shall have completed his/her probationary period.

        2.  The employees must work the last preceding and first

        succeeding scheduled work period, except -

         (a) In the event of an absence which was excused or approved;

          (b)  In the event death occurs in the immediate family, (as defined in Paragraph 8.22);

         (c)In case of personal injury or illness certified by a

             physician; if absence is due to such injury or illness,

             holiday pay will be paid for holidays which occur within

             thirty (30) calendar days following the date absence begins;

         (d) In case of layoff or recall which occurs during the week of the holiday, or the week prior to a holiday;

         (e) An employee who does not work the scheduled workday before and/or the scheduled workday after the holiday will have his or her holiday pay reduced by the number of hours not

             worked.

      3.  The employee must perform work on the holiday in case of breakdown or emergency only.

      7.11 - Leaves of absence, without pay, will be granted to employees for good cause, up to thirty (30) days.  Such leaves will be granted,

  in writing, in triplicate form; the Company to retain one copy, the employee to receive one copy, and the Union Committee to receive the third copy. These leaves may be extended providing the Company and the

  Union Committee agree, jointly, to such extension.

      7.12 - Good cause for granting a leave of absence shall include death or serious illness in the immediate family, and attending to Union business, as a delegate or an alternate to a Union Convention or as an officer or representative of the International Union.  Leaves of absence shall be granted only where the requirements of the plant permit, except in actual emergencies, or in case of aforesaid Union business.

     7.13 - All employees at completion of their probationary period shall receive from the Company the difference between their regular pay for Monday through Friday, excluding overtime, and compensation received for Jury Duty, or for regular reserve military training of not more than two (2) weeks.  The latter shall not be paid in the event of universal military training or of a national emergency.

     7.14 - An employee, who has completed the probationary period, who becomes ill (including pregnancy) or is injured and whose claim is supported by medical evidence shall be granted a leave of absence to cover the period of such illness or injury.  Seniority shall accumulate during such leave of absence subject to the limitations of Paragraph

9.17.

     The Company will reserve the right to have any injured, or sick

(including pregnancy) employee examined by a doctor selected by the

Company, and/or require an employee to submit a statement from a physician regarding ability or inability to perform work.  If the

Company-selected doctor disagrees with the doctor of the employee about the medical condition of the employee, the two (2) doctors shall select a third doctor, whose decision will be binding.  The fee of the third doctor will be paid by the Company.  If the employee fails to return to work at the end of the leave of absence, or extension thereof, after release from his physician, or obtains employment without the consent of the Company while on leave of absence will automatically forfeit reinstatement rights.

The Company may request medical certification of continued disability every thirty (30) days. Weekly indemnity will cease when the employee is declared no longer disabled by the attending physician.

                                  ARTICLE 8
                                    Wages

     8.01 - The hourly and incentive base (designated by asterisks) rate of pay for each day worked (hourly rated) and incentive job classification shall be set forth in Schedule A annexed and made a part of this Agreement.

     8.02 - The starting rate for former experienced employees with more than ninety (90) days service with the

Company shall be the same rate paid employees with like experience.  This shall apply only to former employees who voluntarily terminated their employment and not more than ninety (90) days have elapsed since their employment

termination.

    8.03 - A night bonus of five cents ($.05) per hour shall be paid for all work performed on the second shift and a night bonus of ten cents

($.10) per hour shall be paid for all work performed on the third shift.

    8.04 - Piecework standards shall be set by the Company, using recognized industrial engineering techniques, subject to the right of the employees to present grievances should said standards seem inequitable.

Any disputed standards will be restudied using the stop watch method.

Where practicable, the Company will furnish the employee and the Union a copy of the elements and process instructions of the job one (1) working day before any study to establish a standard is taken.  Procedures and elements may be changed as the job is studied, but the standard and procedures issued will incorporate any changes made.  When piecework standards are established which do not utilize the employee's full time,

this fact shall be noted in the posted standards.

    8.05 - At least one (1) working day prior to the effective date of a piecework rate set by the Company, the Company shall give written notice to the Union of such piecework rate and the effective date thereof.  Such written notice shall be a copy of the standard which shall contain the elements of the job and the rate.  If a standard is changed, the Union will be advised of the elements changed in writing.

    8.06 - Until piecework standards are set on new jobs, employees will be paid the base rate of the job.  A new employee on an incentive job or an employee who requests a transfer to any incentive job will be paid the applicable rate for the job shown in Schedule A from the time the employee begins new job. Unless otherwise stated in this contract, the piecework base rates as shown in Schedule A will be the rates paid for each applicable classification.

    When the procedures or content of an incentive job are changed so that the old rate no longer applies, the employee shall be paid the base rate of the job. When the revised rate is made effective, it shall be retroactive to the date of the change in the job.

    8.07 - Piecework standards must be set within thirty (30) scheduled working days after the start of a new or changed job, provided the operation is scheduled for production ten (10) working days.  Should it be impossible to set piecework standards within thirty (30) working days,

then the piecework rates shall be retroactive to thirty (30) calendar days after the beginning of a job.

    8.08 - In all wage incentive applications, the following principles will be adhered to:

    a.  Measurement standards will be expressed in terms of time as related to units of production.

    b.  Operator performance will be expressed in terms of percent of standard or normal performance with one hundred percent (100%) representing the standard normal performance.

    c.  The incentive payments over and above the base rate will be the performance over and above the standard requirements of one hundred percent (100%) and will be in equal proportion to the percent of performance above standard, (e.g., extra pay equal to ten percent (10%) of the base rate for one hundred ten percent (110%) performance).

    d.  The Company will endeavor to figure piecework standards so that the average incentive worker can earn one hundred percent (100%) pace after a reasonable learning period and by putting forth honest effort.

Normal, or one hundred percent (100%), work pace shall be equal to that of walking at a speed of three (3) miles per hour with no load on a level surface, dealing fifty-two (52) cards in four (4) equal parts in .50 minutes,

or typing fifty (50) words per minute on a manual typewriter.

    e.    There shall be no maximum piecework percentage. A present or existing rate shall not be construed as being guaranteed.  Piecework standards shall not be changed unless there is a change in the job content or procedure, or unless there is agreement to the change by the Shop

Committee and the Company.  Standards may also be changed when errors in computation are found.

    f.    The Company shall, in establishing and adjusting rates, give due consideration to skill, fatigue and rest periods.

    g.    Time standards shall be set so that a qualified operator

exerting an increased maintainable effort with proper allowance for personal rest shall have the expectancy of exceeding the standard by an average of twenty percent (20%) to thirty percent (30%).

    h.    Performance records and all information necessary to enable employees to calculate their earnings will be made available.

    i.    On those operations that have machine or cycle controlled

portions of an operation, the incentive standard will provide earnings opportunity  for those elements or portions of the elements equivalent to twenty-four percent (24%) of the base rate.  During such machine time any time that is not fully utilized by the employee may be used by the Company to assign other job elements.

    8.09 - It is agreed that no change will be made in the production standards unless changes are made in the job content of the operation in question which either increases or decreases the time necessary to produce a unit of production.  Any change in production standards shall be confined to the element or elements of work that changed or to the change in machine limitation time, referred to Paragraph 8.08, and made commensurate with the degree of change in job content so that operators working with the same speed, skill and effort as before the change was made will have the same earning opportunity.

    8.10 - So far as practical, all jobs will be placed on piecework.

If the Company fails to do so, the Union shall have the right to file grievances.

    8.11 - The rates and explanations of an incentive procedure will be available to all employees. Time study data will be made available to the

Steward in that department. Any dissatisfaction will be handled in accordance with the regular grievance procedure.  A time study engineer selected by the employees shall be permitted to check the job in question prior to arbitration.  All pertinent data shall be made available for the inspection of said engineer.

     8.12 - No grievance as to new base or changed base and/or hourly rates and piecework rates shall be filed until after the fifth (5th)

working day on which a job is run.  Any back pay resulting from the filing of a grievance concerning a rate of pay shall be effective retroactively to the date the rate was established, but in no event for more than thirty (30) days prior to the date grievance was filed in writing with the Company.

    8.13 - When an employee's job has not run out, and he/she is taken off his/her regular job to perform work at the request of the Company,

he/she shall normally be paid the base rate of the new job performed or the base rate of his/her old job, whichever is higher (plus any incentive earnings as normally computed).  However, if an incentive worker is taken off his/her regular job by the Company to:

         1.    Prepare samples;

         2.    Act as an instructor to another employee;

         3.    Make a major set-up of a production machine, such as

         a spray decorating machine, then he/she

         will be paid past average hourly earnings, unless the

         preparation, set-up or instruction involved is included in the incentive piece rate, or is a separate piecework standard or separate hourly rate;

         So long as the employee performs a fair day's work at a fair day's pace.

    8.14 - Past average hourly earnings are the employee's average hourly earnings in the most recent week in which the employee has performed at least twenty-four (24) hours' work in his/her regular incentive job,

excluding overtime and "off standard" time.

    8.15 - Employees will be paid their past average hourly earnings for the following reasons, so long as the employee performs a fair day's work at a fair day's pace:

         A.   Time lost due to mechanical or power delays.

         B.   Time lost due to stock abnormalities.

         C.   Time lost waiting for materials.

    During these "Lost Times", the employee may be assigned to do other work available; during this reassigned time,

he/she will be paid the rate of the new job or his/her past average hourly earnings, whichever is higher.  These allowances must have the prior written approval of his/her foreman.  The employee is required to report abnormal stocks to his/her foreman immediately.

    8.16 - The Company is not required to pay for production spoiled by the negligence of the operator.

    8.17 - Temporary transfers may be made by the Company for a period not to exceed two (2) weeks.  In the event the temporary vacancy necessitating the transfer extends beyond two (2) weeks, the Company will solicit a qualified volunteer to fill the remainder of the vacancy.  If more than one (1) qualified employee volunteers, the most senior qualified volunteer will be transferred.  If there is no qualified volunteer, the least senior qualified employee will be transferred.

During the period of the transfer, so long as the employee's regular job continues to run, the employee shall be paid the rate of his/her old job or the rate of the new job, whichever is higher.  However, if an incentive employee is transferred temporarily to another job, regardless of whether such job is on incentive, then he/she will receive the higher of either his/her past average hourly earnings or whatever he/she earns at the new job.

    8.18 - Employees scheduled and reporting to work will be provided with a minimum of four (4) hours' work or pay in lieu of work, such pay to start from the hour the employee reports for work, unless the Company has notified such employees not to report at least two (2) hours prior to their scheduled starting time.  When an employee mutually agrees to come to the plant and perform work for the Company with full knowledge that there may be less than four (4) hours' work, the Company shall not be obligated to pay the employee for four (4) hours as provided above.

    This subsection 8.18 shall not apply should work be interfered with due to conditions beyond the Company's control, such as power failure,

major breakdown, floods, fires, work stoppages or acts of God.  The

Company is not obligated to pay an employee report-in pay if the employee does not have a phone number where he can be contacted by the Company.

    8.19 - An employee called to work outside his regular shift will be provided with a minimum of two (2) hours' work or pay in lieu of work,

such pay to start from the hour the employee reports for work.

Provisions in Article 6.06 do not apply in this case until after three

(3) hours have been worked.

    8.20 - The following general, across-the-board wage increases shall be made to the hourly and incentive base rates referred to in Paragraph

8.01 which were in effect at the termination of the previous contract:

          Effective Date                 Amount of Hourly Increase

          October 4, 1998                  Thirty cents ($ .30)

          October 3, 1999                  Thirty cents ($ .30)

          October 8, 2000                  Thirty cents ($ .30)

    8.21 - When an employee is injured or suffers from occupational illness during his/her work shift, and is treated in the plant first-aid room or in a doctor's office or hospital, and is able to return to work,

he/she shall be paid for the time spent receiving treatment or first aid at his/her regular hourly rate or his/her incentive base rate.  If the employee is unable to return to work, he/she shall be paid for the balance of his/her shift at his/her regular hourly rate or his/her incentive base rate.

    8.22 - (A.) An employee with seniority who suffers a loss of earnings because of absence from work to attend the funeral of:

    (a.)  his/her parent, stepparents, parent-in-law, brother, sister,

      child, spouse, grandparent, grandchild, stepchild, legally adopted child, half brother or half sister, or a dependent who lives in his/her household shall be paid for the amount of such time lost from his/her regular shift up to but not exceeding three (3) days'

      pay, including the day of the funeral; or

    (b.) his/her brother in-law or sister-in-law shall be paid for the amount of such time lost from his/her regular shift up to but not exceeding one (1) day's pay, which will be the day of the funeral.

           (B.) Each day of pay shall be at the employee's regular

hourly rate, if not on incentive, or  his/her past average hourly earnings for employees on incentive but, in no case in excess of eight (8) hours for any one (1)day.

          (C.) The Company may require satisfactory proof of the

relationship, death, and attendance at the funeral.


                                ARTICLE 9
                                Seniority


    9.01 - Seniority shall be defined as the length of service in the bargaining unit since the last date of hiring but in no event earlier than the organization date of the present Company, August 14, 1939.

    9.02 - An employee's seniority date shall be the date on which he was last hired.

    9.03 - When two (2) or more people are hired on the same day, their seniority in relation to each other shall be established by the far right digits of their Social Security numbers, with the employee having the lower digit (for example, zero) being assigned the greater seniority rank.  To the extent that two (2) or more employees have the identical far right digit in their Social Security numbers, the Company will use the first dissimilar digits closest to the far right digits to determine the seniority rank of those employees.

    9.04 - Members of the Union Shop Committee shall have top seniority in case of layoff from the plant.

    9.05 - Newly hired employees shall be on probation for their first seventy (70) calendar days, with no extension of such period except as agreed in writing by the Company and the Union.  (Discharge of said employee during said

probationary period shall not be considered a grievance.)

    9.06 - Time off the payroll by reason of vacation, leaves of absence or excused absence under Article VII shall be counted as continuous service for the purpose of seniority, subject to the limitations of

Paragraph 9.17.

    9.07 - Seniority and ability to perform the available work shall govern layoffs and recall of employees.

    9.08 - (A) - Each employee with seniority will carry seniority within the department where the employee works regularly.  Current departments are as follows:

         Dept. 5                        Blow Mold & Injection Mold

         Dept. 7                        Ball Pit Pack

         Dept. 8                        Vinyl (incl. Vinyl Mold Cleaning)

         Dept. 16                       Plant II

         Dept. 51                       Maintenance (including Stores)

         Dept. 52                       Receiving

         Dept. 53                       Quality Control

         Dept. 54                       Laboratory

         Dept. 55                       Mold Repair

         Dept. 58                       Samples

         Dept. 59                       General Factory and Janitorial

         Dept. 73                       Shipping


    (B) - The Company may add, combine, eliminate or otherwise change departments.

    (C) - Job classifications will be grouped together in separate job grades as set forth in Schedule "A".

    9.09 - (A) - In a reduction of force situation, layoffs not to exceed one (1) week may be made without regard to seniority except every member of the Union Shop Committee as designated in Section 4.04.  This one (1)

week will not be used with any frequency or as a control of Production.

    In the event that a reduction of force becomes necessary, the Company will first approach the most senior employee or employees in the job classifications which are to be affected by the reduction of force in order to determine their interest in taking a voluntary layoff, with the understanding that an employee who elects a voluntary layoff may request a recall to work after three (3) months if the layoff continues for more than three (3) months.  At the end of the three (3) month period, to the extent the employee elects to return but there is no less senior employee to displace in the employee's classification, he or she may exercise his/her choice of options as specified in this Section.

    If, after the Company has solicited the interest of senior employees in a voluntary layoff and there is still a need for a reduction in force,

which reduction in force exceeds the above mentioned one (1) week period,

any displaced employee or employees (that is, the least senior employee or employees in the affected job classifications) will have his/her choice of the following options:


     a. move into an available job vacancy for which the employee can qualify;

     b. move into either of the last two (2) but still functional job classifications held by the employee on a permanent and satisfactory basis, provided the employee can perform the job in a satisfactory manner within a reasonable time;

     c. bump the least senior employee in the plant, so long as the displaced employee has at least one (1) year of accumulated seniority; or

     d. elect an optional layoff, in order of seniority in each affected job classification, provided there are no available vacancies.

     (B) - Employees bumping the least senior employee in the plant will be provided training equivalent to that afforded a new hire to the extent there is reasonable improvement.


     (C) - In the exercise of seniority, top maintenance employees and laboratory employees shall be considered as separate from production employees and neither shall be permitted to replace the other.

Laboratory and top maintenance employees on layoff may be provided employment, by seniority and ability, when production vacancies exist following recall of all production employees. Laboratory and top maintenance employees will return to their regular jobs when work becomes available.

     (D)(1) - Return of displaced employees to their regular jobs and recall of employees from layoff will be based on seniority, provided a recalled employee has the ability to qualify for the job to which he or she is recalled.  When employees other than Rotocast Machine Operators are on voluntary layoff and recalled to the Rotocast job classification,

the employee may choose to stay on voluntary layoff, and the company may elect to hire and train Rotocast Machine Operators.

     (D)(2) - Despite Subsection (D)(1), when there are ten (10) or fewer employees still on layoff and a recall is necessary, the Company will have the right to assign such employees irrespective of seniority to open positions, as the Company sees fit.  This arrangement will last no more than three (3) weeks unless extended by agreement between the Company and the Union Shop Committee.

     (E) - Employees displaced must return to their regular jobs when they become available.

     (F) - Employees who exercise bumping privileges or are recalled will receive the rate of pay for the job into which they bump or to which they are recalled.

    9.10 - If twenty-five percent (25%) of the employees are scheduled for four (4) days or less a week for a period of two (2) consecutive weeks, the Company shall layoff according to Paragraph 9.09, or as mutually agreed between the Company and the Union Shop Committee. The

Company will notify the Union at the time layoffs are made.

    9.11 - To preserve seniority during layoffs, each employee must report to the Personnel Office of the Company within ninety (90) days after layoff and within each ninety (90) days thereafter.  Said report shall be made in person (no phone calls) or on the return post card mailed by the

Personnel Office at least three (3) weeks before the end of the ninety (90)

day period.  If no report is received at the end of the ninety (90) day period, the Company will notify the Union and the termination will be effective unless within one (1) calendar week thereafter a grievance is filed and subsequently sustained.

    9.12 - Employees laid off on account of slack work shall retain their seniority.  However, if an employee is called back to work after a layoff, and does not report for work within five (5) days after notice is sent by the Company by registered or certified mail to his/her last address on file with the Company, he shall lose his/her seniority.

    9.13 - The Company shall give to the employee at least forty-eight

(48) hours' notice of any layoff or in lieu of notice two (2) normal days' work or two (2) normal days' pay.  Sending an employee home because of conditions beyond the Company's control such as power failure,

breakdown, floods, fires, emergencies, work stoppage and acts of God shall not be considered a layoff.

    9.14 - Whenever a new job is created or a vacancy occurs on an established job, which vacancy is expected to or lasts more than thirty

(30) working days, the Company shall post a notice on the bulletin boards in the plant advising the employees of the existence of such new job or vacancy.

    Any notice identifying one or more possible job vacancies shall contain the rate(s) of the job(s) and be posted on the bulletin board and remain in effect during each calendar year.  A newly created job shall remain posted for forty-eight (48) hours.  Bids will be registered in triplicate on forms to be provided by the Company, with one copy to be given to the Personnel Department, one to be given to the President of the Union and the third to be retained by the employee. The opening shall be awarded to the most senior nonprobationary bidder with ability to qualify for the work, except for the openings related to Group Leader

(Maintenance), Group Leader (Non-Maintenance), Group Leader (Mold

Repair). Top Maintenance, Product Development Technician, Product

Technician, Semi-Truck Driver, Hazardous Material Communicator and

Coordinator, Stores Attendant and Quality Control A or B and Process

Equipment Set-up and Repair.  For such openings, the most qualified nonprobationary bidder will be awarded the opening, unless two or more bidders are most qualified with relatively the same skill and/or experience, and then seniority will control.  If there are no bids, if no one who bids on the job accepts the job, or no bidder has ability to qualify for the work, the most senior employee on layoff with ability to qualify for the work will be recalled, provided it is a nonlisted job.

If, instead, it is a job listed in this Section 9.14, the Company will recall the most qualified employee on layoff, unless two or more laid off employees are most qualified, and then seniority will control.  If there is no such employee, a new employee may be hired.  The Union reserves the right to question and, as necessary, grieve the Company's determination of who is most qualified.

     A successful bidder will not be allowed to bid again for four (4)

months or until the opening ceases to exist, whichever occurs first. The successful bidder on an established job will begin work on the job within thirty (30) calendar days unless otherwise mutually agreed, which agreement will not be unreasonably withheld.

     A successful bidder who fails to qualify for an opening within a reasonable training period of not less than one (1) week, so long as the employee shows reasonable progress from day to day or unless the employee's inability is absolutely obvious, will (a) return to his or her former job, if vacant,  (b) be placed in an opening in a job within his or her job grade, or  (c) replace the least senior employee in the plant,

seniority and ability permitting.

     Group leaders will continue to be subject to Company removal.

     9.15 - (A) - Shift preference within a job classification shall prevail for all employees working in a department that is operating on a multiple shift basis with the following exceptions:  (1) An employee with greater seniority may not invoke such seniority for the purpose of changing shift if such shift change would disrupt production;  (2) After choosing a shift, an employee may not apply for a second change for a period of six (6) months, except with the consent of the Company and the

 Union.  Any such employee preference will be in writing, with a copy to be furnished to the Union.

     9.15 - (B) - In the event that, at the request of the Company in other than an emergency situation, an employee switches shifts and loses pay as a result, the Company will reimburse the employee for pay lost as a result of the switch.

    9.16 - The employee seniority list, including job classifications, shall be provided to the Union, and the Company shall keep the list up-to-date by monthly revision.  The Company shall post the list in each plant by the 15th of each and every month.

     9.17 - Nothing in this Agreement shall be interpreted as preventing the discharge of an employee for just cause.

An employee's seniority shall be terminated for the following reasons only:

             (1)    Quits or retires.

             (2)    Absence from work for more than two (2)

                    consecutive working days without prior

                    notification, without being excused, or without a

                    legitimate excuse.

             (3)    Discharge for a justifiable reason.

             (4)    Overstaying a leave of absence.

             (5)    Failure to report within five (5) days after recall

                    notice is mailed to the employee's last address on

                    record with the Company Personnel Office, unless such

                    failure is caused by proven sickness, accident, death

                    in immediate family, or other unavoidable

                    circumstance.

             (6)    Failure to comply with Paragraph 9.11.

             (7)    Layoff or absence due to illness, injury

                    or otherwise in excess of twenty-four (24)

                    consecutive months for employees with fewer than five

                    (5) years of seniority or in excess of sixty (60)

                    consecutive months for employees with five (5) or

                    more years seniority.

    9.18 - To adequately provide for the development of new products and for the continuous operation of the plant during a period of layoffs, it is recognized that superseniority is necessary in some instances.

Superseniority means that an employee in a classification may be furnished work in his or her classification and department during layoffs irrespective of his/her seniority status. Superseniority shall be granted the senior employee in each classification.

    9.19 - A member of the bargaining unit who accepts Company employment at the Ashland, Ohio, location outside the unit and who leaves the unit on or after October 4, 1989, but who, at any time, returns to the unit at the discretion of the Company shall regain his or her former unit seniority but not obtain additional seniority accrued while the employee was outside the unit.  Upon return to the unit, the employee, consistent with his or her former unit seniority, may return to his or her former job, if vacant, any other existing vacancy, bid on a job, or displace the least senior employee in the plant, except that a former maintenance employee may displace the least senior maintenance employee.


                               ARTICLE 10
                                Insurance


    10.01 - During the term of this Agreement, the following types of insurance coverage will be provided to employees or former employee who have completed three (3) months of continuous employment with the

Company:


Type of Insurance        Effective Date      Coverage Amount  Coverage Extent

Term Life and            November 1, 1998       $14,000        Employee Only
Accidental Death         NOvember 1, 2000       $15,000
& Dismemberment

Weekly Indemity          October 4, 1998        $200.00        Employee Only
(Nonoccupational         October 8, 2000        $225.00
Sickness and
Accident)                per week up to 26 weeks

Retiree Term Life        November 1, 1998       $5,000
Insurance                                                       Retiree Only,
                         November 1, 1999       $5,500          and only to a
                                                                retiree who
                         November 1, 2000       $6,000          terminates
                         Increased Life insurance               Company
                         coverage will be fo                    employment
                         those who retire on                    permanently
                         or after the above                     after having
                         effective dates shown,                 reached age
                         with past retirees                     62 with
                         to maintain current                    at least 15
                         coverage levels                        year of
                         coverage levels.                       continuos
                                                                service as a
                                                                full time
                                                                Company
                                                                employee
                         (Coverage prior to May 5.
                         Group Inc.)


Retiree Prescription    January 1, 1999    $1,000 annual     Eligible benefit

Card                   (eligible if you      maximum         for Retiree Only
                       retire on or after    benefit         and only to a
                       1-1-99)                               retiree wh
                       Subject to co-pay                     terminates
                       Employee Prescription                 Company
                       Card coverage effective               employment
                       from age 62 until age 70.             permanently after
                                                             having reached
                                                             62 with at least
                                                             15 years
                                                             of continuous
                                                             service as a
                                                             full time
                                                             Company employee.

Group Surgical/     Effective 4/1/96, $200.00 per            Individual or
Hospitalization     person deductible ($400.00 per           Family as
Major Medical       family maximum) and thereafter           elected and
                    90% of covered medical                   paid
                    expenses up to a $1,200.00 per
                    person out of pocket deductible
                    ($2,400.00 per family excludes
                    deductible) and thereafter fully
                    paid coverage for covered
                    expenses up to $2,500,000
                    lifetime maximum per covered
                    individual. consistent with the
                    available in-network option,
                    with higher deductibles and other
                    expenses to apply under the
                    out-of-network option.



    10.02 - The group insurance coverage outlined in Paragraph 10.01 will be available to each eligible employee and/or his or her dependents, if dependent coverage is available and the employee elects dependent coverage, upon contribution by the employee of five percent (5 %) and,

effective January 1, 1990, six percent (6 %) of the total cost of the elected coverage each month.  If available, an employee may elect and pay only for particular types of insurance coverage, such as life insurance only.

     10.03 - (A) - (1) - Company paid group coverage for life insurance,

accidental death and dismemberment insurance, prescription card,

hospitalization insurance, and surgical expense insurance described in

Paragraph 10.01 will continue on behalf of a laid-off employee until the end of the third month following the month in which layoff occurs.

     (A) - (2) - Company-paid group coverage for life insurance,

accidental death and dismemberment insurance, hospitalization insurance,

and surgical expense insurance described in Paragraph 10.01 will continue on behalf of an employee on a Company-approved medical leave of absence for up to twelve (12) months following the month in which such leave begins.

     (B) - Company-paid group coverage for weekly indemnity insurance described in Paragraph 10.01 will continue to be made available to an employee on layoff or on medical leave of absence for a period not to exceed thirty-one (31) days following the date of layoff or the beginning of the medical leave of absence.

    (C) - In the event that Company-paid insurance coverage is due to terminate, a laid off employee will have a one time option, to be exercised prior to the date Company payments are to cease, to elect to continue such coverage at group rates for up to one (1) year, provided the employee retains seniority, by making the required contributions individually on or before the monthly payment date established by the Company and as otherwise required by applicable law. This one (1) year option, if chosen by an employee, will be credited against the length of insurance continuation options required by such laws as the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

     10.04 - Complete details of the above insurance program are contained in insurance contracts, which are incorporated by reference into this Agreement.

     10.05 - Any employee or eligible dependent whose Company-paid insurance coverage ceases may continue such coverage consistent with applicable law at the employee's expense.


                              ARTICLE 11
                                        Safety


     11.01 - The Company agrees to make all reasonable provisions for the safety and health of the employees during the hours of their employment.

The Union agrees to promote in every way possible the realization of the responsibility of the individual employee with regard to preventing accidents to himself or his fellow employees during the hours of their employment.  The Union shall designate a Union Safety Committee of three

(3).  Recommendations of the Safety Committee of Union and Management

shall be followed insofar as practicable.  The Company shall notify the

Union Safety Committee when a State Safety Inspector is present on the

Company premises.  The Union Safety Committee shall submit

recommendations on plant safety to the State Safety Inspector at the time of his plant inspection.  All parties to this Agreement shall comply with

Federal, State and City safety regulations where they apply.

     ll.02 - In conformance with Federal, State and Local safety and sanitary laws, employees are expected to follow established safety practices, and to wear approved safety clothing and/or safety devices provided by the Company.  An employee who violates a safety rule or otherwise fails to maintain expected safety standards will be reminded of his/her personal and contractual obligation to aid in the prevention of accidents.  An employee who continues to ignore safety obligations is subject to any of the following penalties:  Step 1 -

Written Warning;  Step 2 - One to three day suspension;  and Step 3 - Up to and including discharge.  It is understood that the severity of the discipline will depend on the seriousness of the infraction.

                               ARTICLE 12
                              Miscellaneous


    12.01 - Shop rules may be published by the Company with this contract and such publication shall be considered personal notice of such rules to each member of the bargaining unit.

     12.02 - All employees covered by this Agreement shall be paid once every week on Friday, except that during a normal work week, second and third shift employees will be paid Thursday night.  In a work week wherein a holiday occurs, second and third shift employees may receive their paychecks on the same day as the first shift employees.  But no checks will be provided prior to Thursday.

     12.03 - Wherever in this Agreement a masculine noun or pronoun is used, it shall refer to both genders.

     12.04 - Employees must inform the Company of their current address and telephone number.

                               ARTICLE 13
                              Rest Periods


     13.01 - There will be two (2) rest periods permitted in any one (1)

shift; one (1) rest period of ten (10) minutes in the first half of the shift and one (1) rest period of ten (10) minutes in the second half of the shift.  An employee must swipe in and out by using the data collection terminal for each rest period.

                                PENALTIES

     1.     After the first violation the employee will be warned by

       management or may be subject to more drastic discipline if considered necessary, even to discharge.  The normal disciplinary process will be:

          1st offense - Written verbal warning

          2nd offense - Written warning

          3rd offense - Suspension up to three (3) days without pay

          4th offense - Up to and including discharge

     It is recognized by the Company and the Union that some violations may warrant more substantial and more immediate action than others but in all cases the action should be appropriate for the violation.

     The following shall be considered as violations:

         1.  Time periods exceeding ten (10) minutes, as reflected by the data collection terminal entries.

         2.  Leaving one's job so as to hamper production or work

hardship on fellow employees.

     NOTE:  At a later date, a system of signal bells may be installed,

     indicating when individuals or departments will make use of lunch-

     smoking periods.

                         ARTICLE 14
                              Pensions


     14.01 - Effective January 1, 1990, the Company will cease making contributions to the IRA Program.  Instead, effective as of such date,

the Company will establish a tax qualified, individual account defined contribution profit sharing plan, containing a "cash or deferred" option,

consistent with Internal Revenue Code Section 401(k) (the "401(k) Plan")

and begin making, in accordance with the terms of the Plan, contributions on behalf of all current and future employees who are both eligible to participate in the 401(k) Plan and enroll in the Plan.  To be eligible,

an employee must be subject to this Agreement, be at least 18 years of age, and have continuous Company service of at least one (1) year.  Any such employee may enroll in the Plan as of the next calendar quarter on or after satisfying these conditions and timely submitting an enrollment form.


     14.02 - Effective as of each calendar quarter after the creation of the 401(k) Plan, the Company will contribute one percent (1%) of the

Company earnings of each eligible, enrolled employee into his or her individual account under the 401(k) Plan,  irrespective of whether the employee contributes to the account. In addition to this Company contribution, to the extent an employee contributes earnings on a pre-tax or after-tax basis to his or her individual account during any calendar quarter, the Company will also contribute to each such employee's individual account, on a "matching" basis, fifty cents ($.50) for every dollar contributed by the employee up to six percent (6 %) of the employee's

Company earnings. Finally, the employee may also contribute an additional one percent (1%) to nine percent (9%) of his or her Company earnings on either a pre-tax or after-tax basis.

But these supplemental contributions by an employee will not be subject to a Company-matching contribution.

     14.03 - Each eligible employee enrolled in the 401(k) Plan will always be one hundred percent (100%) vested as to all contributions made to the Plan by the Company or the employee.  In no event, however, will either pre-tax or total contributions to an individual account in any calendar year exceed Internal Revenue Service ceilings.

     14.04 - This is merely an outline of the 401(k) Plan.  The full terms and requirements of the plan will be contained in the 401(k) Plan document itself, and the terms of the Plan will control over this outline to the extent that an inconsistency or conflict develops.

                               ARTICLE 15
                                  Term


      15.01 - This Agreement shall be effective from and after 12:01

A.M., October 3, 1998, and shall remain in full force and effect until

12:01 A.M. October 3, 1998, and shall automatically renew itself from year-to-year thereafter unless either party notifies the other in writing at least sixty (60) days prior to, but not more than seventy-five (75)

days prior to the expiration date of a desire to amend or terminate the same.  Negotiations will begin no less than sixty days before the end of said Agreement.

     15.02 - In consideration of this Agreement referred to herein, it is specifically agreed that there shall be no strike, stoppage of work or lockout during the life of this Agreement or while negotiations for a new contract continue until all peaceful methods of adjustment have been exhausted.



                                  ARTICLE 16

                              Non-Discrimination

     16.01 - The Company and the Union agree that there shall be no discrimination against any employee or applicant because of race, color,

creed, national origin, sex, religion, disability, or age, as defined by and to the extent required by applicable law.  In particular, the Union recognizes that the Company must make reasonable accommodations for qualified individuals with disabilities, unless this causes undue hardship to the

Company, under both the Americans with Disabilities Act of 1990 and applicable state or local law.  In the event that these laws require the

Company to take actions or make decisions which conceivably could be inconsistent with the provisions of this Agreement, the Union pledges to work with the Company to do whatever is required by law.



                              ARTICLE 17

                         Sole and Complete Agreement

     17.01 - The Company and Union specifically agree that this Agreement is the sole and complete Agreement between them and that any previous agreement or agreements, oral or written, expressed or implied,  are of no effect during the term of this Agreement.

          There shall be no additional agreements reached between the

Company and Union without the express written, signed agreement of the parties.

     Dated at Ashland, Ohio this 3rd day of October, 1998.

          This contract is signed subject to approval by the The United

          Steelworkers of America, AFL-CIO-CLC, with which Local Union

          No. 524L is affiliated.


HEDSTROM PLASTICS DIVISION
      James Braeunig
      David Braeunig
      Paul Slack
      Rick Braden
      Helen Long

UNITED STEELWORKERS OF AMERICA, AFL-CIO-CLC, ON BEHALF OF LOCAL 524L
      Roscoe Porter
      Brenda Hinkson
      Harry Burke
      Zena Brown

USW-STAFF REPRESENTATIVE
      Randy McComas

The Company and Union agree to these Four Side Letter Agreements:

                     INCENTIVE SIDE LETTER AGREEMENT

    Effective after the Agreement becomes effective, all incentive jobs on which, in their previous twelve months of operation, employees earned less than seventy percent (70%) or more than one hundred forty percent

(140%) will be considered new jobs, studied in accordance with the

Agreement, and new incentive rates established if necessary.  Such new rates will be subject to the grievance procedure as specified in the

Agreement for new rates.  Any subsequent changes in a production standard that has been changed will be made in accordance with Paragraph 8.09 of the Agreement.

                   OVERTIME RELIEF PROGRAM SIDE LETTER

                                AGREEMENT

     1.     Each month full-time employees interested in

       overtime/weekend work for that month must submit an overtime preference sheet except as otherwise agreed.  The Company will offer available overtime and premium work to these employees,

       consistent with the Agreement, provided they are qualified.

     2.     If there are insufficient qualified full-time volunteers,

       the Company may schedule qualified part-time employees to perform the work on straight time so long as  qualified employees are not on layoff, unless otherwise agreed.  Under no circumstances will part-time employees be used to replace full-time employees so long as qualified full-timers are willing to perform the extra work, and under no circumstances, unless otherwise agreed, will more than five (5) part-time employees work any shift.

     3.     Only if there are insufficient qualified full-time

       volunteers and insufficient  qualified part-timers will the work be assigned on a nonvoluntary basis to full-time employees.

     4.     Part-time employees will serve a probation of four hundred

       (400) hours worked, not counting training.  During probation,

       part-time employees will be subject to discharge, with or without justifiable cause, but after probation only for justifiable cause, which will include, among other reasons, failure to be available for work to the Company's satisfaction.  Except for the right to use of the contractual grievance and arbitration

       procedures to contest a discharge, a proper pay rate under

       Schedule A, or proper shift differential, part-time employees who have completed their probation will have no right or benefit under the Agreement, including,

     5.     without limit, insurance, vacation, holidays, Saturday,

       Sunday, and holiday premium pay, and other benefits extended to full-timers.

     6.     Part-time employees will become and remain members of the

       Union under the Agreement after thirty (30) calendar days of their first day worked.

     7.     The Company will maintain a pool of what it considers

       qualified part-time employees and offer work to those who, in its estmation are most reliable and best able to perform the work needed.  Unless otherwise agreed, this pool will not exceed fifteen (15).

     8.     The Company and Union will work out, as soon as possible,

       additional needed details to make the program more workable and flexible to provide overtime preference to available, qualified full-timers, while maximizing the chances of attracting,

       training, keeping and using available, qualified part-time employees to hopefully diminish the need to assign mandatory overtime and premium work.

     9.     This program will start with the effective date of the new

       Agreement and continue in effect from month to month, subject to cancellation on one (1) month's written notice by either party.

       Upon cancellation of this program, the program will cease in its entirety, including automatic employment termination of all part-

       time employees without notice.



                         DISCIPLINE SIDE LETTER

                                AGREEMENT

    During the term of the 1995-1998 Agreement, for purposes of imposing progressive discipline, the Company will examine an employee's individual employment file to determine if the employee has engaged in the same or similar misconduct.  If the employee has not engaged in the same or similar misconduct within the twelve (12) months prior to the incident in question, the Company will impose the first step of its progressive disciplinary policy.  If, in contrast, the employee has engaged in the same or similar misconduct within the prior twelve (12) months, the

Company will consider this misconduct and progress to the next step of the progressive disciplinary procedure.  Discipline older than twelve

(12), months will not be considered further for progressive discipline.

     Except for serious misconduct, where more severe discipline, up to and including discharge, will be imposed, progressive discipline will consist of a verbal warning for a first offense, a written warning for a second offense, a three (3) day suspension, without pay, for a third offense, and discharge for a fourth offense, unless the infraction, in the Company's judgement, merits additional warnings prior to or rather than suspension or discharge.

    This clean-up procedure will not apply to suspension cases, last chance warnings, or absenteeism situations, unless these forms of discipline, by their terms, expire automatically and, after expiration,

are no longer to be used to impose automatic discharge.

    In addition, except to comply with equal employment/affirmative action and other legal requirements and except for suspension, last chance, and absenteeism situations, the Company will make no use of or reference to discipline imposed more than thirty-six (36) months prior to discipline that results in arbitration.


                      TEMPORARY WAREHOUSE SHIPPING

                       CREW SIDE LETTER AGREEMENT


     Without relinquishing their respective positions on the Company's right to add shifts and/or change shift times on a temporary or regular basis, the Company and the Union hereby agree to the Company's right to institute, on a year by year basis, an additional temporary warehouse shipping crew shift for the hours necessary to meet business demands.



            JOB DISQUALIFICATION RECONSIDERATION SIDE LETTER

                                AGREEMENT



 The Company will review a job disqualification for compelling reasons.
                   GROUP LEADER SIDE LETTER AGREEMENT



1.   The term Group Leader shall mean an employee on a job with the combined responsibility of directing the work of a group of employees on other hourly rated jobs and performing the same work as that of the group directed.  The direction generally consists of activities such as are required to: (a) plan work to be performed by the group; (b) determine on the job working procedure; (c) arrange for necessary tools, supplies and facilities; (d) instruct members of the group; and/or (e) inspect coordinate, and record the work performed by the group.  Such direction does not include obligations to:  (a) hire, promote, demote, suspend, or discharge members of the group; (b) represent the Company in handling employee grievances; or (c) perform other general supervisory or management functions.


          1.     Group Leader will become a so-called listed job subject to bidding but also Company discretionary removal under Section

            9.14.

          2.     Unlike other job classifications, however, the Group Leader job will be an add-on job title, in addition to the employee's regular classification, and that job will pay the entry level hourly rate as shown in _Schedule A_.  This Group Leader job and job rate will be subject to removal (not to be confused with a job disqualification, which applies to full jobs only) by the

            Company for substandard performance or other job-related reasons,

            including reductions in the number of Group Leaders leading one or more particular job(s).  The Company, when reducing Group Leaders leading one (1) or more job(s), will retain the most qualified as

            Group Leaders, with seniority to control between two (2)

            individuals with the same overall Group Leader evaluation score.

          3.    (A)  The most qualified will be determined by the Company
                     from comparing individuals':



               (a)       demonstrated leadership skills;

               (b)       breadth and depth of knowledge over the machines

                         and duties of the job classification(s) involved;

               (c)       performance in such classification(s);

               (d)       necessary proficiency in mathematics, reading, and

                         other skills related to the particular Group Leader

                         position;


               (e)       teamwork; and

               (f)       attendance.



      (B) To the extent possible, analysis of such factors will be reduced to an overall score by job-related test scoring and, for subjective factors,

by rating the factor on a 1 to 5 scale, to be multiplied by a number agreed by the Company and the Union to reflect the relative importance of the factor.



          EXAMPLE:


          The Company and Union agree that the leadership factor is to have a multiplier of 3.  An individual rated 3 on leadership would have a composite leadership score of 9 (3 x 3), to be added to the individual's overall Group Leader evaluation score.



          5 (A) A Group Leader removed as a Group Leader will have no bumping option.  Instead he/she will return to his/her regular job and have bumping options under Section 9.09 (A) only to the extent displaced from that regular job.  A Group Leader who ceases to be a Group Leader will lose the Group Leader job rate.


          (B) To provide leadership as a Group Leader, employees who are not

     Group Leaders will have no right to bump or otherwise displace a Group

     Leader from his/her job or to displace a Group Leader from his/her shift.


          (C) If, as the result of a reduction in force or other reason, a

     Group Leader no longer is leading at least one (1) employee, the Group

     Leader will cease to be a Group Leader and lose the job rate until leadership resumes.



          (D) Group Leaders will have superseniority protection from layoff only to the extent that, following the layoff, Group Leader duties remain.  To the extent a Group Leader ceases to be a Group Leader, the employee's superseniority and job rate will cease.

          (E) Group Leader will not be considered a previous job vacancy or job classification to which an employee may bump or otherwise move under

     Section 9.09 (A).



          6.   Group Leaders will receive annual performance evaluations.


          7.   A Group Leader will have overtime and premium pay rights only among Group Leaders performing similar duties and will be

            eligible for overtime and premium time in his/her regular job only if all other qualified employees in that regular job

            classification have declined the overtime or premium time work.

           8.  Except for removals or layoffs, this Side Letter Agreement will not cause a wage reduction of any Group Leader, in the position of Group Leader as of September 1, 1998, because he/she no longer leads one (1) or more employees.

           9.  Group Leader (Maintenance), Group Leader (Non-Maintenance),

            and Group Leader (Mold Repair) will be added to Grade 22 of

            Schedule A of the Agreement.

           10.  The number of Group Leaders will be determined by the Company consistent with sound business sense, subject to grievance by the

            Union if it disagrees.


          11.   As a new program which needs monitoring and possible

          modification to fully achieve its intent, the Company and Union pledge to address concerns promptly and modify the program as necessary and appropriate.







                     WEEKEND (FOURTH & FIFTH) SHIFT SIDE LETTER

                                      AGREEMENT

     To the extent the Company initiates, continues, or resumes so called fourth (4th) and/or fifth (5th) shift weekend work schedules during the term of the Agreement, the following procedures will apply and supercede only those portions of the Agreement to avoid conflict with such provisions here:



      1.     Shift Hours. Except as modified by the Company, regularly

       scheduled weekend work schedules will be as follows:

       Shift               Saturday         Sunday             Total Regular
                                                               Hours Worked

       Fourth (4th) Shift  11:00pm Friday-  11:00pm Saturday-  Twenty-four(24)

                           11:00am Saturday    11:00am Sunday

       Fifth (5th) Shift   11:00am Saturday-   11:00am Sunday- Twenty-four (24)

                           11:00pm Sunday 11:00pm Sunday


      2.     Full-Time Employees & Benefit Eligibility.  Employees who

       regularly work fourth (4th) and/or fifth (5th) shift weekend work will be considered full-time employees eligible for benefits under the Agreement except as modified here.

      3.     Pay For Time Worked.  Regular weekend shift employees will receive:

            (a)  straight time pay for their first eight (8) hours worked on Saturday, which includes time worked from 11:00pm Friday:

            (b)  time and one-half (1-1/2) their regular rates of pay for hours worked in excess of eight (8) on Saturday:

            (c)  double (2X) their regular rates of pay for hours worked on Sunday; and

            (d)  time and one-half (1-1/2) their regular rates of pay for all hours worked on weekends, provided they work all

                 scheduled hours in that week.



          1.     Shift Differential. Regular weekend shift employees who work the majority of their hours during fourth (4th) shift will receive third (3rd) shift shift differential pay in addition to their straight time hourly pay, and regular weekend shift employees who work fifth (5th) shift will receive second (2nd) shift shift differential pay in addition to their straight time hourly pay.


          2.     Vacations. Regular weekend shift employees will earn vacation time off and vacation pay consistent with Article VII/Vacations,

            Holidays and Leaves, except that a week of vacation will consist of a Saturday (counting as two (2) days) and a Sunday (counting as three (3) days).


          3.     Holidays. Regular weekend shift employees will earn holiday time off and holiday pay consistent with Article VII/Vacations,

            Holidays and Leaves, except that:



            (a)  Either a Saturday or a Sunday taken as a personal day will count as two (2) personal days taken; and

            (b)  No work on a Saturday or a Sunday will be considered

                 premium time worked.

          1.     Paid Breaks. Regular weekend employees working on fourth

                 (4th) or fifth (5th) shift will receive three (3) ten (10)

                 minute paid breaks for each twelve (12) hours worked on a

                 Saturday or Sunday, which includes time from 11:00pm Friday.

          2.     Funeral Leave & Pay. Regular weekend shift employees will be eligible for funeral pay consistent with Section 8.22, except that such employees will be eligible for up to two (2) days' pay funeral leave, with each such paid day being twelve hours at the employees' straight time hourly rate of pay, including shift differential.

           3.     Absenteeism. Regular weekend shift employees will adhere to the Company's attendance/absenteeism program and standards and be charged with time missed from scheduled work identical in

            treatment to regular weekday shift employees.

           4.     Weekday Employees. Neither this Side Letter Agreement nor

            references in the Agreement to _employees regularly scheduled for weekend shift work_ will apply to employees who regularly work weekday shifts but, as necessary, also perform work on weekends.


                     EMPLOYEE-DECIDED & EMPLOYEE-PAID ADDITIONAL

                       INSURANCE OPTIONS SIDE LETTER AGREEMENT



          During the term of the Agreement, the Company may offer employees,

          at the employee's option, the employee's complete expense except as stated here and through insurance carriers of the Company's choosing, the option of purchasing additional insurance coverage above and beyond that reflected in the Agreement.  To the extent such additional insurance options are offered, they will not be reflected in the Agreement, covered by the terms of the Agreement,

          and therefore will not be subject to either the grievance or arbitration procedures of the Agreement.  The decision whether to elect and pay for such coverage will be solely that of the employee,

          without the solicitation or assistance of either the Company or Union.



          Such additional insurance options may include, for example, dental,

          short term disability, personal accident, additional life, cancer protection, long term health care, indemnity, and/other insurance.





          Any eligibility, coverage, payment or other dispute or concern over such additional insurance elected and paid by an employee will be solely between the employee and the insurer and in no way involve the Company or the Union.  Such dispute or other concern is to be resolved by the employee and insurer by resort to the contract between the employee and the insurer.



          During the term of the Agreement, the Company will pay one dollar and twenty-five cents ($1.25) per week of the cost of only group dental insurance coverage elected and otherwise paid by the employee to help defray such cost.





                                 FACTORY SHOP RULES

         The following factory shop rules are published with this contract pursuant to Paragraph 12.01 of the contract between the Company and the

     Union.

          It is noted that this publication is considered personal notice to each employee.

                                  PLEASE READ CAREFULLY

             1.          All employees shall be at their work station at the

                start of their shift and at the end of their lunch period.

                Incentive workers shall not start production prior to the

                starting time of their shift.

             2.          Regular attendance is expected from every employee.

                An employee unable to work shall notify the Personnel Office or his/her foreman prior to his/her regular starting time, if possible, or will be charged with a no report.

             3.          All employees are permitted a five (5) minute wash-up

                period at the end of their shift.  There shall be no lining up at the data collection terminals ahead of swipe out time.  If washing-up is completed before time to swipe-out, then the employee shall return to his or her department.

             4.          All employees shall maintain their working area,

                machine, or table in a neat and clean condition at all times.

                Special clean-up periods shall be at the direction of the

                foreman or supervisor.

             5.          Trash, wastepaper, etc. shall be placed in trash

                cans. Walls, machinery and equipment shall not be marked or defaced in any manner.

             6.          Smoking, including the use of smokeless tobacco,

                is prohibited in all parts of the factory except for posted areas in the factory yard.

             7.          Matches other than safety matches shall not be
                carried in the factory.

             8.          Violation of the following listed rules shall be

                considered sufficient cause for discharge or other

                disciplinary action (written verbal, written, or suspension up to three (3) days):


                  a.  Habitual tardiness or absenteeism.
                  b.  Absence for more than two (2) consecutive days without
                      just cause or without notifying the    foreman or the
                      plant superintendent or the Personnel Department.
                  c. Stopping work before quitting time. Washing or preparing to leave before the proper time.
                  d. Willfully attempting to alter the time or other work records of another worker.
                  e. Tampering with or falsifying his/her own or another employee's time records, piecework slips, or other work records.

                  f. Falsifying personnel records, reports, claims for injuries or illnesses or claims for benefits provided by the Company.

                  g. Intimidation or interference with the rights of any other employee. Sexual harassment will also not be tolerated.

                  h. Leaving department or building during working hours without notifying foreman with reasonable excuse.

                  i.     Inefficiency  -  (based on employee progress report).
                  j. Spoiling work willfully, sabotage, defacing, damaging or destroying Company property or the property of other employees.
                  k.     Making of unnecessary scrap through carelessness.

                  l. Insubordination - refusing to satisfactorily perform a reasonable task or duty assigned by the foreman or other supervisor.

                  m.     Stealing property of an employee or the Company.

                  n.     Failure to submit to reasonable parcel inspection.

                  o.     Gambling on Company property.

                  p. Possession of illegal weapons, firearms, or drug paraphernalia on Company property.

                  q. The use of drugs, possession of drugs, or being under the influence of drugs on Company property. (The rule does not apply to drugs administered or prescribed by a doctor.)

                  r. Failure to submit to testing for illegal or abused substances, including drugs and alcohol, upon probable suspicion about employees conduct or fitness for duty.

                  s. Positive test results showing presence of controlled substances following testing.

                  t. Conviction on or off Company property for a firearm violation, drug violation or sale of drugs.

                  u.     The use of profane, obscene, abusive or
                         threatening language to supervisors or fellow employees.

                  v. Conviction of a crime, the nature of which would be calculated to render the employee undesirable as an associate or co-worker.

                  w.     Soliciting on Company property without permission.

                  x. No employee is permitted to bring in or distribute, at any time on Company property, literature that is libelous, defamatory, scurrilous, abusive or insulting, or any literature which would tend to disrupt order, discipline, or production within the plants. This is not intended to prohibit the posting of normal Union publications and notices.

                  y.     Smoking, including the use of smokeless
                         tobacco in prohibited areas.

                  z.     Intoxication or bringing in or drinking
                         intoxicating liquors on plant premises or reporting for work under the influence of liquor.

                  aa. Injuring other people or equipment, tools, materials, or supplies through carelessness or negligence.

                  bb. Failure to shutdown machinery or power driven equipment per procedure when leaving job or when it is being repaired or adjusted.

                  cc.    Removal of safety devices or guards on
                         machines or equipment.

                  dd. Failure to report accident, injury or visible damage to equipment.

                  ee.    Habitual failure to maintain good housekeeping.

                  ff. Fighting, running, playing practical jokes, throwing things, pushing people or other obvious menaces to safety of other workers.

                  gg.    Failure to wear or use Company-provided
                         personal protective equipment and safety glasses.

                  hh. Defacing, destroying or removing pages from the Hazardous Material Data Sheet notebooks.

                  ii.    Disposing of compounds and chemicals in
                         unapproved refuse containers or dumpster. Employee must obtain written approval prior to taking hazardous waste to the storage or pick up area.

         9. The management of this Company, as well as the officers of your Union, are interested in your safety, and will work together to provide you with a safe place to work. Our safety record is good, but is takes eternal vigilance on the part of everyone to maintain this record, and hopefully to show improvement.
               We expect you to work safely, and to follow the safety instructions of your supervisors. Each safety rule is necessary because an accident has proved its need. Please read them.

                      a. Do smoke only in designated areas.
                      b. Do bring safety matches only into the plant; other
                         types are dangerous.
                      c. Do report even minor injuries to your supervisor.
                      d. Do use eye protection (goggles, shield or helmets)
                         for grinding, buffing, sanding, chipping, cutting, welding, or other operations where flying material might enter the eyes.
                      e. Do use ladders (no chairs, boxes, etc.) equipped with
                         safety feet.
                      f. Do use welding permits when welding.
                      g. Do walk, not run (stairways included).
                      h. Do use safety cans for flammable materials such as
                         solvents, rags, thinner, etc. Store and dispose of in proper containers.
                      i. Do use ground clamps when pouring solvents from one
                         container to another.
                      j. Do keep sharp objects sheathed or covered.
                      k. Do report all unsafe practices or hazards to your
                         supervisor.
                      1. Do not remove safety devices from machines.
                      m. Do not clean or repair machines when in motion.
                      n. Do not play practical jokes, fight, throw things,
                         push or trip people.
                      o. Do not play with the air hoses.  They are dangerous.
                      p. Do keep your area neat and clean.


                                    SCHEDULE A

     JOB CLASSIFICATIONS                                 HOURLY RATE



                                         10-4-98        10-3-99      10-8-2000

     GRADE 1                              $8.17          $8.47          $8.77
     *Ball Deflator
     *Buffer
     *Shrink Wrap
     *Trimmer

     GRADE 2                              $8.22          $8.52          $8.82
     *Inflator
     *OEM Finisher
     *Packer/Finisher
     *Seamer

     GRADE 3                              $8.38          $8.68          $8.98
     *Blow Mold Operator
     *Decorator
     *Extrusion Operator/Utility
     *Flame Treater
     Mask Cleaner
     *Tampo Printer

     GRADE 4                              $8.65          $8.95          $9.25
     Salvage

     GRADE 5                              $8.74          $9.04          $9.34

     GRADE 6                              $8.83          $9.13          $9.43
     General Labor
     Sample Preparer

     GRADE 7                              $8.88          $9.18          $9.48
     Janitor (Minimum)
     Quality Control B

     GRADE 8                              $8.96          $9.26          $9.56
     Inventory
     Lab Assistant (Minimum)
     Quality Control A (Minimum)

     GRADE 9                              $9.03          $9.33          $9.63
     Experimental Work

     GRADE 10                             $9.08          $9.38          $9.68

     * Incentive Job

     GRADE 11                             $9.14          $9.44          $9.74
     Servicer
     Shippers Helper/UPS Shippers Helper


     GRADE 12                             $9.18          $9.48          $9.78

     GRADE 13                             $9.23          $9.53          $9.83
     Hazardous Material Comm/Coord. (Minimum)
     Product Dev. Tech. (Minimum)
     Product Technician B
     Process Equipment Set-up & Repair (Minimum)

     GRADE 14                              $9.30         $9.60          $9.90
     Grinder
     Mold Cleaner (Minimum)

     GRADE 15                              $9.32          $9.62         $9.92
     Receiving Clerk
     Shipper


     GRADE 16                              $9.35          $9.65         $9.95
     Semi-Truck Driver (Minimum)


     GRADE 17                              $9.38          $9.68         $9.98
     Extrusion Operator/Utility
     Product Tech. A (Minimum)
     UPS Shipper
     Utility Person
     Foamer


     GRADE 18                              $9.41          $9.71         $10.01

     GRADE 19                              $9.56          $9.86         $10.16
     Paint Mixer B

     GRADE 20                              $9.65          $9.95         $10.25
     Paint Mixer A

     GRADE 21

     Blow Mold Operator                    $9.71          $10.01        $10.31
     Compounder                            $9.71          $10.01        $10.31

     * Incentive Job

     GRADE 21

     Machine Operator (Non-POD)            $9.94          $10.24        $10.54
     Machine Operator (POD)               $10.10          $10.40        $10.70
     Machine Operator (Rigid)             $10.00          $10.30        $10.60
     Machine Operator (1500)              $10.10          $10.40        $10.70
     Stores Attendant                      $9.75          $10.05        $10.35
     Production Support                    $9.95          $10.25        $10.55


     GRADE 22

     Maintenance:
       Boiler/Maintenance (Minimum)     $10.35       $10.65        $10.95
       Machinist/Maintenance (Minimum)  $10.35       $10.65        $10.95
       Maintenance B                    $9.83/10.3   $10.13/10.64  $10.43/10.94
       Maintenance A                    $10.34/10.80 $10.64/11.10  $10.94/11.40
       Top (Minimum)                    $10.8        $11.1         $11.40
       Oiler (Minimum)                  $10.34       $10.64        $10.94

     Group Leader (Maintenance)         $14.55/16.55 $14.85/16.85  $15.15/17.15

     Group Leader (Non-Maintenance)

             Level 1                    $10.20/10.80 $10.50/11.10  $10.80/11.40
             Level 2                    $10.95/11.55 $11.25/11.85  $11.55/12.15
             Level 3                    $12.05/14.80 $12.35/15.10  $12.65/15.40


     Mold Repair (Minimum)              $9.83        $10.13        $10.43
     Group Leader (Mold Repair)         $14.55/16.55 $14.85/16.85  $15.15/17.15

     * Incentive Job

             Employees hired on or after October 4, 1989 will receive 85% of the Schedule A applicable wage rate of the job held, including any applicable wage increases and as rounded off to the nearest whole cent, during their first six (6) months of Company employment, 90% during their second six (6) months, 95% during their third six (6) months, and 100% beginning with their fourth six (6) months.

             This wage progression will not apply to employees hired on or after October 4, 1989, as maintenance, quality control, or laboratory employees. The Company also reserves the right to discontinue the progression in whole or part to attract qualified employees. In the event the progression is discontinued, the new hire rate will revert to the 90% arrangement to apply until completion of the 70 day probationary period as set forth in the Subsection 8.01 of the 1986-1989 Agreement.

             During the life of the October 3, 1998 to October 3, 2001 Agreement, the Company, on an experimental basis only and for the life of the new Labor Agreement only, will shorten the length of time between the progression steps of Schedule A by two (2) months each, so that the 85%

     tier will last four (4), instead of six (6) months; the 90% tier also four

     (4) instead of six (6) months; and the 95% tier also four (4) instead of six (6) months, with the right to revert or otherwise exercise its rights with regard to such progressions at the end of this labor agreement. This will not affect Company's right to generally discontinue the progression in whole or part to attract qualified employees with regard to specific needs to attract qualified employees in certain needed job classifications.


             Classifications with minimum wage rate: Top Maintenance, Quality Control A, Product Development Technician, Janitor, and Lab Assistant A, the Union reserves the right to question, and, as necessary, grieve pay differences among employees in the same job to justify the Company's assessment of their relative job performances. The Union will receive notice of anyone being paid above the minimum rate.